                              MANAGEMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of the ____ day of October, 1996, by and between UNITED AUTO GROUP, INC., a Delaware corporation ("UAG"), UAG WEST, INC., a Delaware corporation ("Company"), and SCOTTSDALE JAGUAR, LTD., an Arizona corporation ("Dealership").

                              W I T N E S S E T H:

     WHEREAS, Dealership operates a Jaguar automobile dealership, to service and sell new and used Jaguar automobiles;

     WHEREAS, Steven Knappenberger ("Knappenberger") is the Dealer Principal of the Dealership;

     WHEREAS, George W. Brochick ("Brochick") is the General Manager of the Dealership and is responsible for day-to-day operating control of the Dealership;

     WHEREAS, Knappenberger has entered into a long-term employment agreement with the Company pursuant to which Knappenberger is employed as President and Chief Operating Officer of the Company (the "Knappenberger Employment Agreement");

     WHEREAS, Brochick has entered into a long-term employment agreement with the Company pursuant to which Brochick is employed as Executive Vice-President of the Company (the "Brochick Employment Agreement");

     WHEREAS, Dealership and Company desire to enter into this Agreement pursuant to which Dealership will presently maintain its current management team;

     NOW, THEREFORE, in consideration for the premises and of the promises and agreements hereinafter set forth and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, Dealership and Company mutually agree as follows:

                                    ARTICLE 1

                   MANAGEMENT AND OPERATION OF THE DEALERSHIP

     1.1 Company shall employ Knappenberger as President and Chief Operating Officer of the Company pursuant to the terms of the Knappenberger Employment Agreement.

     1.2 Company shall employ Brochick as Executive Vice-President of the Company pursuant to the terms of the Brochick Employment Agreement.

     1.3 Knappenberger shall continue to operate as Dealer Principal of the Dealership. Brochick shall continue to operate as President and General Manager of the Dealership and will be responsible for day-to-day operating control of the Dealership and will continue to be the Dealer Operator. Any changes in the Dealer Operator or Dealer Principal will be made in compliance with the terms of the Dealer Agreement between Jaguar Cars and the Dealership (the "Dealership Agreement").

     1.4 The Dealership will continue to be operated in accordance with the terms of the Dealership Agreement.

     1.5 During the term of this Agreement, the Company shall provide or arrange for financing necessary to operate the Dealership and to maintain working capital levels as the Dealership and the Company determine are reasonably necessary and to satisfy its liability under that certain Indemnification Agreement of even date herewith by and between Dealership and its stockholders. UAG and the Company shall guarantee any such indebtedness, as may be reasonably necessary. Dealership agrees to pay the Company or UAG a commercially reasonable fee for arranging or guaranteeing any third party financing.


                                    ARTICLE 2

                                 MANAGEMENT FEE

     2.1 As compensation for the services to be rendered hereunder by the Company through its employees, Dealership shall pay to Company an annual fee of Five Hundred Thousand Dollars ($500,000), payable monthly, which fee shall be increased on January 1, 1998 and annually thereafter to an amount equal to the then current annual fee plus a percentage of the then current annual fee equal to the percentage increase in the Consumer Price Index published from time to time by the United States Department of Labor for the preceding twelve month period. The management fee for each monthly period shall be paid no later than fifteen (15) days after the end of such monthly period, except that Dealership may defer payment of the management fee for any monthly period to the extent that the management fee during such period exceeds the Dealership's net income after tax (calculated before taking into account the management fee) for such period, and after establishment of any reserves for working capital as the Dealership and the Company determines are reasonably necessary or for other taxes due or to become due or indemnities in respect thereof. If the Dealership defers payment of any management fees and has net income after tax in any subsequent period, Dealership shall pay such deferred management fees as promptly as reasonably possible.


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

     2.2 Dealership shall be solely liable for the costs and expenses of maintaining and operating the Dealership and shall pay all costs and expenses of maintaining, operating, and supervising the operation of the Dealership, including without limitation, the salaries, bonuses, and fringe benefits of all personnel employed by or for operations at the Dealership (other than the salaries and bonuses of Knappenberger and Brochick). The termination of Knappenberger's or Brochick's employment with the Company shall not terminate this Agreement and shall have no effect on the Dealership's obligations hereunder.


                                    ARTICLE 3

                                      TERM

     The term of this agreement shall commence as of the date first written above and shall continue until the earlier of (i) the thirtieth (30th) anniversary of the date of this Agreement or (ii) the loss by Dealership of its Jaguar franchise.


                                    ARTICLE 4

                                  MISCELLANEOUS

     4.1 INDEMNIFICATION. Dealership agrees to indemnify, fully defend, save and hold harmless Company and any of its respective officers, directors, employees, stockholders, advisers, representatives, agents and affiliates (each an "Indemnified Party"), if an Indemnified Party shall at any time or from time to time suffer any Costs (as defined below) arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of, this Agreement or UAG West's obligations hereunder other than Costs arising out of UAG West's breach of this Agreement, gross negligence or wilful misconduct, as to which UAG West shall indemnify Dealership for all Costs arising therefrom, and provided, further, that nothing herein shall be deemed to modify or limit any other obligation of the parties to one another. For purposes of this Agreement, Costs shall mean all liabilities, losses, costs, damages, expenses, claims, attorneys' fees, experts' fees, consultants' fees and disbursements of any kind or of any nature whatsoever.

     4.2 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     4.3 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:


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

          If to the Company:

               Steven Knappenberger
               6725 E. McDowell Road
               Scottsdale, Arizona  85257

          with a copy to:

               Snell & Wilmer, L.L.P.
               One Arizona Center
               Phoenix, Arizona  85004-0001
               Attn:  Steven D. Pidgeon, Esq.

          If to UAG West:

               United Auto Group, Inc.
               375 Park Avenue
               New York, New York 10022
               Attn:  George G. Lowrance, Esq.,
               Executive Vice President

          with a copy to:

               Rogers & Hardin
               2700 Cain Tower,
               229 Peachtree Street, N.E.
               Atlanta, Georgia  30303
               Attn:  Michael Rosenzweig, Esq.

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; PROVIDED, HOWEVER, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

     4.4 WAIVER AND AMENDMENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.


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

     4.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     4.6 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     4.7 TIME IS OF THE ESSENCE. Time is of the essence for purposes of this Agreement.

     4.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without giving effect to the choice-of-law provisions thereof.

     4.9 SPECIFIC PERFORMANCE. The parties hereto agree that any violation of this Agreement will result in irreparable injury to the non-breaching party and that damages at law would not be reasonable or adequate compensation to such non-breaching party for a violation of this Agreement, and the non-breaching party shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security.

     4.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the date and year first above written.

                         UNITED AUTO GROUP, INC.

                         By:______________________________

                         Its:___________________________


                         UAG WEST, INC.

                         By:______________________________

                         Its:___________________________

                         SCOTTSDALE JAGUAR, LTD.

                         By:______________________________

                         Its:___________________________


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